Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Paul Voigt (the “Executive”) and HC2 Holdings, Inc., a Delaware corporation (the “Company”) on May 9, 2018 (the “Execution Date”).

WHEREAS, the Executive has served as Senior Managing Director of Investments of the Company;

WHEREAS, the Executive resigned from such position effective as of the Execution Date;

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of October 1, 2014 (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company shall terminate on May [__], 2018 (the “Termination Date”), and the Compensation Committee of the Board of Directors of the Company agreed to waive the notice provisions of the Employment Agreement with respect such termination; and

WHEREAS, the parties agree to resolve any and all issues or disputes which may presently exist, or which may later arise out of the circumstances surrounding the Executive’s employment and termination of employment with the Company.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.Office Resignation; Termination of Employment

From and after the Execution Date, the Executive shall not hold any office or title with any member of the Company Group (as defined below), but shall remain an employee of the Company through the Termination Date. Effective as of the Termination Date, the Executive is agreeing to resign, and shall be deemed to have resigned from, all his positions with, and separated as an employee from, the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”).

2.    Severance Payments and Benefits

(a)    No Severance Payments or Severance Benefits; COBRA Continuation Coverage. Executive agrees that he is not eligible to receive any severance payments or payment for COBRA continuation coverage pursuant to the Employment Agreement or pursuant to any other plan, program or policy of the Company. Pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will provide the required COBRA notification to the Executive after the Termination Date, and the COBRA benefit entitlement period shall commence beginning in the first calendar month immediately following the Termination Date. Executive, Executive’s spouse, and dependents, as applicable, may elect COBRA coverage under the provisions of COBRA, and if COBRA coverage is elected, the Executive will be responsible for payment of all COBRA premium costs.

(b)    2016 Incentive Compensation Awards. The Executive previously earned an incentive compensation award for services performed in 2016 that included deferred cash bonus amounts, $696,722 of which remains unpaid as of the Execution Date (the “2016 Deferred Bonus Amounts”), restricted stock units, 160,930 of which are unvested as of the Execution Date (the “2016 RSUs”), and stock options with respect to the common stock of the Company, 60,160 of which are unvested as of the Execution Date (the “2016 Stock Options”). The 2016 Deferred Bonus Amounts, the 2016 RSUs and the 2016 Stock Options were previously awarded pursuant to the terms of the 2014 HC2 Executive Bonus Plan and the HC2 Holdings, Inc. Amended and Restated 2014 Omnibus Equity Award Plan and applicable award agreements (collectively, the “Incentive Plans”). The Executive acknowledges that, pursuant to the terms of the Incentive Plans, he would not be eligible for payment of the 2016 Deferred Bonus Amounts or for continued vesting of his 2016 RSUs or 2016 Stock Options following the Termination Date. Subject to and contingent upon (A) the Executive’s signing and not revoking this Agreement and the Release (as defined in Section 3 below), and (B) Executive’s continuous compliance with Section 4 of this Agreement on each of the applicable payment and vesting dates set forth below:

(i) in respect of the 2016 Deferred Bonus Amounts, the Company will pay to the Executive the tranche scheduled to be paid in 2018 in the amount of $348,361 on June 1, 2018, and will pay to the Executive the tranche scheduled to be paid in 2019 in the amount of $348,361 on June 1, 2019;

(ii) with respect to the 2016 RSUs, 80,465 RSUs will vest on March 10, 2019, and 80,465 RSUs will vest on March 10, 2020 (with all such 2016 RSUs to be settled in accordance with the terms of the applicable award agreement); and

(iii) with respect to the 2016 Stock Options, an option to purchase 30,080 shares of the Company’s common stock will vest on March 10, 2019 and will remain exercisable for 30 days thereafter, and an option to purchase 30,080 shares of the Company’s common stock will vest on March 10, 2020 and will remain exercisable for 30 days thereafter.

For the avoidance of doubt, any stock options previously granted to the Executive that are exercisable as of the Execution Date shall be treated in accordance with the terms of the award agreement applicable to such stock options.

(c)    2017 Incentive Compensation Awards. The Executive previously earned an incentive compensation award for services performed in 2017 that included cash bonus amounts and grants of restricted stock units and stock options with respect to the common stock of the

Company. Specifically, (1) the Executive earned a cash bonus award under the 2014 HC2 Executive Bonus Plan in the amount of $1,212,734 in the aggregate, with $720,000 to be paid on June 1, 2018, $246,367 to be paid on June 1, 2019, and $246,367 to be paid on June 1, 2020 (such amounts collectively, the “2017 Deferred Bonus Amounts”); and (2) on March 16, 2018 the Executive was granted 283,712 unvested restricted stock units (the “2017 RSUs”) and 106,320 unvested stock options (the “2017 Stock Options”) under the Second Amended and Restated 2014 Omnibus Equity Award Plan (the “Amended Plan”), with the effectiveness of the 2017 RSUs and the 2017 Stock Options being subject to the approval of the Amended Plan by the Company’s shareholders (the “Shareholder Approval”). The Executive acknowledges that, pursuant to the terms of the Amended Plan and the applicable award agreements, he would not be eligible for payment of the 2017 Deferred Bonus Amounts or for continued vesting of his unvested 2017 RSUs and unvested 2017 Stock Options following the Termination Date. Subject to and contingent upon (A) Executive’s signing and not revoking this Agreement and the Release, and (B) Executive’s continuous compliance with Section 4 of this Agreement on each of the applicable payment and vesting dates set forth below:

(i) the Company will pay to the Executive the 2017 Deferred Bonus Amounts in accordance with the payment schedule set forth in Section 2(c) above;

(ii) the 2017 RSUs will continue to vest in accordance with the vesting schedule set forth in Section 3 of the applicable award agreement; provided, that, if the Shareholder Approval does not occur, then the 2017 RSUs and any rights under the applicable award agreement in connection therewith will be cancelled and void ab initio; and

(iii) the 2017 Stock Options will continue to vest in accordance with the vesting schedule set forth in Section 2 of the applicable award agreement, and will remain exercisable for a period of 30 days following the applicable vesting date; provided, that, if the Shareholder Approval does not occur, then the 2017 Stock Options and any rights under the applicable award agreement in connection therewith will be cancelled and void ab initio.

Except to the extent modified hereby, the 2016 Deferred Bonus Amounts, the 2017 Deferred Bonus Amounts, the 2016 RSUs, the 2016 Stock Options, the 2017 RSUs and the 2017 Stock Options shall continue to be subject to the terms and conditions of the applicable incentive plan(s) and award agreements. All payments and vesting referenced in this Agreement are subject to all applicable payroll taxes and other required withholdings.

(d)    No Additional Benefits. The Executive acknowledges and agrees that, except as provided in this Section 2, the Executive’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group shall cease and be terminated as of the Termination Date, and the Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Termination Date.

(e)    Acknowledgement. The Executive understands and agrees that absent this Agreement, he would not otherwise be entitled to the benefits as set forth in Section 2(b) or (c) of this Agreement.

3.    Release of Claims

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to provide any benefit to the Executive under this Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims attached hereto as Exhibit A (“Release”) and (ii) such Release shall have become effective and irrevocable by the Executive under all applicable law and its terms within thirty (30) days following the date on which he receives the Release.

4.    Post-Employment Obligations

(a)     Surviving Employment Agreement Terms. Executive understands and agrees that Section 6 (Acknowledgements), Section 7 (Noncompetition and Nonsolicitation), Section 8 (Nondisclosure of Confidential Information), Section 9 (Return of Property), Section 10 (Intellectual Property Rights), Section 12 (Notification of Employment or Service Provider Relationship), Section 13 (Remedies and Injunctive Relief), and Section 20(b)-(f) (No Waiver; Section 409A) (all of the foregoing section from the Employment Agreement collectively, the “Surviving Employment Agreement Terms”) shall remain in full force and effect after the Termination Date, and are incorporated herein by reference. Notwithstanding the terms of Section 7(a)(i) of the Employment Agreement, in consideration of the payments and benefits described in Section 2(b) and (c) of this Agreement, the Executive agrees to continue to be bound by the restrictions set forth in Section 7(a)(i) of the Employment Agreement until the 6th month anniversary of the Termination Date.

(b)     Cooperation. The Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, the Executive shall cooperate and provide assistance in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during the Executive’s employment hereunder by the Company as to which the Executive may have knowledge or information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial). The Company shall reimburse the Executive for expenses reasonably incurred in connection therewith and shall make reasonable efforts to schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business affairs.

(c)     Nondisparagement. The Executive agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company, its affiliates and their respective present or former members, partners, directors, employees or agents, and the family members thereof, any “Disparaging” (as defined below) remarks, comments or statements concerning the Company, its affiliates, any entity affiliated with Philip A. Falcone or any of his family members, or any of their respective present and former members, partners, directors, officers, employees or agents. In exchange for the Executive’s execution and non-revocation of the Release, the Company agrees that the Chief

Executive Officer and the Board shall not publish or communicate at any time to any person or entity any “Disparaging” remarks, comments or statements concerning Executive, except that nothing herein shall prevent the Company from making truthful statements regarding the Executive’s termination as required or, in the discretion of the Board, deemed advisable to be made in the Company’s or any affiliate’s public filings. “Disparaging” remarks, comments or statements are those that could impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(d)     Certain Remedies of the Company. In the event that the Executive fails to fulfill any of his obligations under this Section 4 or breaches any restriction contained herein (including but not limited to those set forth in the Surviving Employment Agreement Terms), then the Company shall have no further obligation to make or continue to make any payment or provide any of the benefits described in Section 2(b) or (c) of this Agreement.

5.    Arbitration; Governing law

Any dispute arising under, enforcing, or challenging the validity of this Agreement is subject to the Arbitration (Section 18) and Choice of Law (Section 19) provisions of the Employment Agreement, which are incorporated herein by reference.

1.    Return of Property

On the Termination Date, the Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in the Executive’s possession. The Executive acknowledges and agrees that all such materials are the sole property of the Company.

2.    Miscellaneous

(a)    Entire Agreement. This Agreement, the Release and, to the extent expressly set forth herein, the Employment Agreement, set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Executive agrees that the execution of this Agreement and the payments made hereunder shall constitute satisfaction in full of the Company’s obligations to the Executive under any and all plans, programs or arrangements between of Company under which the Executive may be entitled to severance or similar payment and/or benefits. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.
(b)    Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of the Agreement will not affect the validity of the remaining sections of this Agreement.
(a)    Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Executive’s rights hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs and estate.

9.    Notices
All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to the attention of the Company’s Chief Legal Officer.

10.    Counterpart Agreements
This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

11.    Captions and Headings
The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

12.    Protected Disclosures

Nothing in this Agreement or the Surviving Employment Agreement Terms will prohibit or restrict the Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority. Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made: (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and Executive shall have the right to disclose trade secrets in confidence to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Both the Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement or the Surviving Employment Agreement Terms is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

HC2 HOLDINGS, INC.
/s/ Suzi Herbst
By: Suzi Herbst
Title: Chief Administrative Officer
Dated: May 9, 2018

PAUL VOIGT
/s/ Paul Voigt

Dated: May 9, 2018

EXHIBIT A
RELEASE OF CLAIMS

1.    Terms of Release. Paul Voigt (the “Executive”) hereby acknowledges that HC2 Holdings, Inc. (the “Company”) is offering the Executive certain payments and benefits in connection with the Executive’s resignation from employment with the Company pursuant to the terms of the Separation Agreement dated as of May 9, 2018, which provides the Executive with certain significant benefits subject to and in exchange for the Executive’s promises in this General Release of Claims (this “General Release”). Capitalized terms not defined in this General Release have the meanings defined in the Separation Agreement.

2. General. In exchange for and in consideration of the benefits described in Section 2(b) and (c) of the Separation Agreement, the Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Executive may have against them up to the Effective Date of this General Release (as defined below), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Executive’s employment with the Company or the termination thereof; (ii) any treatment of the Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (v) all such other claims that the Executive could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.

3. Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that the Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Executive Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York City Human Rights Law; the New York Labor Law; the New York City Sick Time Law; the anti-retaliation provisions of the New York

Worker’s Compensation Law; any other applicable New York State or New York City law, ordinance or regulation prohibiting discrimination, harassment and/or retaliation in employment; any other federal, state, or local law or ordinance; the Employment Agreement, including without limitation the provisions pertaining to notice and eligibility for severance benefits; any other contract; public policy, whistleblower, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees (collectively, with the release of claims set forth in Section 2, the “Released Claims”). Any rights of the Executive as may be expressly provided for under the Separation Agreement, as well as any rights that the Executive may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation, By-laws or directors and officers liability insurance policies, are excluded from this General Release.

4. Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i), (ii), and (iii); (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and (v) any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

5. OWBPA and ADEA Release. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Executive understands and acknowledges that by executing this General Release and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against the Executive on account of his age. The Executive also acknowledges the following:

(a) The Company, by this General Release, has advised the Executive to consult with an attorney prior to executing this General Release;

(b) The Executive has had the opportunity to consult with his own attorney concerning this General Release;

(c) This General Release does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this General Release, provided, however, that any claims arising after the Effective Date of this General Release from the then-present effect of acts or conduct occurring before the Effective Date of this General Release shall be deemed released under this General Release; and

(d) The Company has provided Employee the opportunity to review and consider this General Release for 21 days following the date on which he received it from the Company (the “Review Period”). At the Executive’s option and sole discretion, the Executive may waive the Review Period and execute this General Release before the expiration of the Review Period. In electing to waive the Review Period, the Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General

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Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

6. ADEA Revocation Period. The Executive may revoke this General Release within a period of seven days after his execution of this General Release. The Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Chief Legal Officer of the Company by the end of the seventh calendar day following the date of the Executive’s execution of this General Release. Under any such valid revocation, the Executive shall not be entitled to any rights or benefits under the Separation Agreement. This General Release becomes effective on the eighth calendar day following the date on which it is executed by the Executive (the “Effective Date”).

7. Representations by the Executive. The Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8. No Right to File Action or Proceeding. The Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, the Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. The Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings. This General Release shall not affect the Executive’s rights under the OWBPA to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

9. No Admission of Liability. The Executive agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. The Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive’s obligations under this General Release.

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10. Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any provision of the General Release other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.

11. Prior Agreements. This General Release sets forth the entire agreement between the Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. Notwithstanding the foregoing, this General Release shall not affect the obligations of the parties under the Separation Agreement (including without limitation the provisions of the Employment Agreement incorporated in the Separation Agreement pursuant to Section 4 and 5 of the Separation Agreement). The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release.

12. Amendment. This General Release may not be amended except by a written agreement signed by the Company and the Executive, which specifically refers to this General Release.

THE EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

(SIGNATURE PAGE TO FOLLOW)

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IN WITNESS WHEREOF, the Executive has executed this General Release as of the 9 day of 2018.

PAUL VOIGT
/s/ Paul Voigt

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